Exhibit 3

Names and addresses of the Underwriters of the Republic of Italy’s 3.75% Notes due December 14, 2007

Underwriters’ Addresses in relation to the Republic of Italy’s US$2,000,000,000
3.75% Notes due December 14, 2007

BNP Paribas	10 Harewood Avenue London NW1 6AA England

Lehman Brothers Inc.	745 Seventh Avenue New York, NY 10019 USA

UBS Limited	1 Finsbury Avenue London EC2M 2PP England

Citigroup Global Markets Inc.	388 Greenwich Street New York, NY 10013 USA

Credit Suisse First Boston (Europe) Limited	One Cabot Square London E14 4QJ England

Deutsche Bank AG London	Winchester House 1 Great Winchester Street London EC2N 2DB England

Goldman Sachs International	Peterborough Court 133 Fleet Street London EC4A 2BB England

HSBC Securities (USA) Inc.	452 Fifth Avenue HSBC Tower New York, NY 10018 USA

J.P. Morgan Securities Ltd.	125 London Wall London EC2Y 5AJ England

Merrill Lynch International	Merrill Lynch Financial Centre 2 King Edward Street London EC1A 1HQ England

Morgan Stanley & Co. International Limited	20 Cabot Square Canary Wharf London E14 4QW England